Exhibit 10.10

Privileged & Confidential

Foxx Trot Tango, LLC

A Wyoming Limited Liability Company

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of July 25, 2023

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF FOXX TROT TANGO, LLC

This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Foxx Trot Tango, LLC (the “Company”), dated as of July 25, 2023 (the “Effective Date”), is adopted by, and executed and agreed to, for good and valuable consideration, by the undersigned Member(s) in order to set forth their agreement as to the operation and governance of the Company and any previous agreements, oral or written, regarding the content hereof is superseded by this Agreement.

RECITALS

WHEREAS, the original Members formed the Company on February 3, 2022 pursuant to the execution and filing of the Articles of Organization with the office of the Secretary of State of the State of Wyoming;

WHEREAS, the original liability company agreement was entered into and became effective as of February 3, 2022 (“Original Agreement”);

WHEREAS, in accordance with that certain Membership Interest Purchase Agreement, Assignment May 17, 2022 and other transaction documents an amended and restated limited liability company agreement became effective as of May 17, 2022 (“Amended Agreement”);

WHEREAS, in accordance with that certain Membership Interest Purchase Agreement, Assignment dated January 1, 2023 and other transaction documents, a second amended and restated limited liability company agreement became effective as of January 1, 2023 (“ “Second Amended Agreement”).

WHEREAS, in accordance with that certain Amended and Restated Membership Interest Purchase Agreement, Assignment dated as of the date as of July 25, 2023 and other transaction documents (“MIPA”), this third amended and restated limited liability company agreement became effective as of July 25, 2023 (this “Agreement” or “Third Amended Agreement”). A copy of the MIPA is attached hereto as Exhibit A;

WHEREAS, this Agreement supersedes the Original Agreement, Amended Agreement and Second Amended Agreement;

WHEREAS, as of the date of the MIPA and this Agreement, the sole Member Global Technologies, Ltd (“GTLL”) owns One Hundred Percent (100%) of the outstanding common membership units in the Company; and

WHEREAS, the Member desires to set forth the rights, powers, interests and obligations of the Member and Manager(s) on terms set forth herein.);

NOW, THEREFORE, the Member hereto agrees as follows:

Article I
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Wyoming Limited Liability Company Act and any successor statute, as amended from time to time.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, (i) owns ten percent (10%) or more of the legal, beneficial or economic interests in such Person; (ii) is in control of, controls, is controlled by, or is under common control with, such Person; (iii) is a director or officer of such Person or of an Affiliate of such Person; or (iv) is the spouse, child or parent of such Person or of an Affiliate of such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning given that term in the introductory paragraph.

“Articles” has the meaning set forth in Section 2.1.

“Available Cash” means cash available to the Company after taking into account such funds or reserves as a majority of the Board of Managers (“Majority”) deems reasonably necessary with respect to the reasonable anticipated business needs of the Company, which shall include (but not by way of limitation) the payment or the making of provision for current operating expenses, the payment when due of Company obligations, capital expenditures or improvements and any other expenses or obligations.

“Board” has the meaning set forth in Section 5.1.”Capital Account” has the meaning set forth in Section 3.9.1.

“Capital Contribution” means the aggregate contribution by a Member to the capital of the Company.

“Capital Transaction” means any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration other than Capital Contributions, including without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, Sale of the Company, exclusive licensing of technology, financing, refinancing, condemnations, recoveries of damage awards, and insurance proceeds.

“Cash Available for Distribution” means, at any given time, Available Cash less the Required Debt Payment.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Security Agreement and Pledge of Membership Interests including the Assignment of Member’s Interests (referred to collectively as the “Collateral Assignment”) means that certain Security Agreement and Pledge of Membership Interests including the Assignment of Member’s Interests among GTLL and and TXC, attached to the MIPA as Exhibit H.

“Common Units” means any unit designated as such on Schedule A attached hereto.

“Company” means Foxx Trot Tango, LLC, a Wyoming limited liability company.

“Company Election Period” has the meaning set forth in Section 10.3.1.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Notice” has the meaning set forth in Section 10.3.2.

“Confidential Information” has the meaning set forth in Article VI.

“Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (i) any redemption or repurchase by the Company of any Units, (ii) any recapitalization or exchange of Units of the Company, (iii) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, or (iv) any fees or remuneration paid to any Member in such Member’s capacity as an employee, officer, consultant or other provider of services to the Company.

“Effective Date” has the meaning given that term in the introductory paragraph. “Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XII.

“Fiscal Year” of the Company means the calendar year.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) the Gross Asset Value of any asset contributed by a Member to the Company is the gross fair market value of such asset as determined at the time of contribution;

(ii) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times: (a) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (c) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member; (d) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (e) such other times determined by the Board in its sole and absolute discretion; provided that the adjustments pursuant to clauses (a), (b), (c) and (e) above shall be made only if the Board determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(iii) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Board.

“Incapacity” or “Incapacitated” means (i) with respect to a natural person, an Insolvency Event or the death, incompetency or insanity of such person, and (ii) with respect to any other Person, an Insolvency Event with respect to, or the liquidation, dissolution or termination of, such Person.

“Indemnifying Member” has the meaning set forth in Section 13.12.

“Insolvency Event” means, with respect to any Person, having an order for relief entered with respect to such Person under the federal bankruptcy laws as now or hereafter in effect, making a general assignment for the benefit of creditors, becoming unable generally to pay debts as such debts become due, admitting in writing that such Person is generally unable to pay its debts as they become due, filing any debtor proceedings, filing or becoming the subject of any proceeding of any kind under any provisions of any applicable bankruptcy or insolvency law seeking any readjustment, rearrangement, composition, postponement, or reduction of debts, liabilities or obligations (in the case of an involuntary proceeding, which continues undismissed or unstayed for a period of sixty (60) consecutive days).

“Involuntary Transfer” means any Transfer, whether pursuant to the Pledge Agreement, by operation of law, under court order, foreclosure of a security interest, execution of a judgment or other legal process, or otherwise, including a purported transfer to or from a trustee pursuant to an Insolvency Event.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Manager” has the meaning set forth in Section 5.1.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but does not include any Person who has ceased to be a member of the Company. The Members are listed on Schedule A attached hereto.

“Member Election Period” has the meaning set forth in Section 10.3.2.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(2).

“Members’ Notices” has the meaning set forth in Section 10.3.2.

“Net Capital Proceeds” means the gross capital proceeds received by the Company from a Capital Transaction less the expenses related to such Capital Transaction and less such funds or reserves as the Board deems reasonably necessary with respect to the reasonable anticipated business needs of the Company, which shall include (but not by way of limitation) the payment or the making of provision for the payment when due of Company obligations, including the payment of any management or administrative fees and expenses or any other obligations.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments (without duplication):

(i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be added to such income or loss;

(ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this paragraph, shall be subtracted from such taxable income or loss;

(iii) if the Gross Asset Value of any Company asset is adjusted pursuant to clauses (ii) or (iii) of the definition of “Gross Asset Value” herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) in lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, such amounts shall instead be determined in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv)(g); and

(vi) any items which are specially allocated pursuant to the provisions of Section 4.6 shall not be taken into account in computing Net Income or Net Loss.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Offeree Member” has the meaning set forth in Section 10.3.2.

“Offer Notice” has the meaning set forth in Section 10.3.1.

“Partnership Representative” has the meaning set forth in Section 8.2.1.

“Partnership Tax Audit Rules” means the partnership tax audit rules contained in Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) as enacted by the Bipartisan Budget Act of 2015, as amended from time to time, and any Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“Percentage Interest” means, with respect to a Member at any time and from time to time, a percentage equal to a fraction, the numerator of which is the number of Units owned by such Member and the denominator of which is the aggregate number of Units owned by all Members.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Proceeding” has the meaning set forth in Section 7.2.

“Property” means the Land, building and equipment collectively, owned by the Company as defined in the MIPA.

“Repurchase Right” has the meaning set forth in Section 10.4.

“Required Debt Payment” means the payment that is required to be made by the Company to service its outstanding debt obligations.

“Safe Harbor Election” has the meaning set forth in Section 3.7.

“Sale of the Company” means (i) the sale of the Company to an independent third party or group of independent third parties pursuant to which such party or parties acquire Units of the Company possessing a majority of the voting power of the Units (whether by merger, consolidation, sale or transfer of the Company’s equity interests), or (ii) the sale, lease, transfer, exclusive license or other disposition of the Company’s assets in one transaction or series of related transactions determined on a consolidated basis.

“Securities Act” means the United States Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statutes, rules or regulations. Any reference herein to a specific section, rule or regulation under the Securities Act shall be deemed to include any corresponding provisions of future law.

“Taxable Year” means the Company’s taxable year ending December 31 (or part thereof, in the case of the Company’s last taxable year), or such other year as is determined by the Board in compliance with Section 706 of the Code.

“Transfer” means any transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition of Units or other interests in the Company (or of a direct or indirect interest in a Member holding Units) to another party, whether voluntary or involuntary, including a pledge of or granting of another form of security interest in any such interest.

“Treasury Regulations” means the temporary and final regulations promulgated by the U.S. Department of the Treasury under the Code.

“Units” means the units held by each Member representing a fractional part of the interest of the Member in the Distributions and the income, profits, gains, losses, deductions, and expenses of the Company, and shall initially include only Common Units. When the term “Units” is used herein without distinction as to class, the term means Units of all classes.

“Unreturned Capital Contribution” means, with respect to any Member, the total Capital Contributions made by such Member less the total Distributions made to such Member pursuant to Section 4.2.2(a).

Other terms defined in this Agreement have the meanings so given them.

1.2 Construction . Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules or Exhibits are to Schedules or Exhibits attached hereto, each of which is made a part hereof for all purposes.

Article II
ORGANIZATION

2.1 Formation. The Company has been organized as a Wyoming limited liability company by the filing of the Articles of Organization (the “Articles”) under and pursuant to the Act.

2.2 Name. The name of the Company is “Foxx Trot Tango, LLC”, and all Company business shall be conducted in that name or such other names that comply with applicable law as the Board may select from time to time.

2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Wyoming shall be the office of the initial registered agent named in the Articles or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Wyoming shall be the initial registered agent named in the Articles or such other Person or Persons as the Board may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Wyoming, and the Company shall maintain records there. The Company may have such other offices as the Board may designate from time to time.

2.4 Purposes. The purpose of the Company shall be to engage in any lawful business under the Act. The Company may exercise all powers reasonably connected with such activities and businesses that may be legally exercised by limited liability companies under the Act, and the Company may engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

2.5 Term. The term of the Company commenced on the date the Articles was filed with the office of the Secretary of State of the State of Wyoming and shall continue in existence until termination and dissolution thereof as determined under Article XI of this Agreement.

2.6 No State Law Partnership. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Manager be a partner or joint venturer of any other Member or Manager, for any purposes other than federal and, if applicable, state tax purposes, and this Agreement shall not be construed to suggest otherwise.

Article III
MEMBERSHIP; UNITS; CONTRIBUTED CAPITAL; CAPITAL ACCOUNTS

3.1 Members.

3.1.1. The Member(s) of the Company is set forth on Schedule A attached hereto, which shall be updated from time to time to conform to the books and records of the Company.

3.1.2. No Member, as such, shall be required to lend any funds to the Company or to make any additional contribution of capital to the Company, except as otherwise required by applicable law or this Agreement. Any Member may, with the unanimous approval of the Members, make loans to the Company, and any loan by a Member to the Company shall be a loan and not be considered to be a Capital Contribution.

3.1.3. Each Member shall execute a counterpart of this Agreement, and when a Person is admitted as a Member in accordance with this Agreement, such Person shall execute a counterpart of this Agreement.

3.2 Liability of Members.

3.2.1. Except as otherwise required by applicable law or as explicitly set forth in this Agreement, no Member shall have any personal liability in his, her or its capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company, and therefore, a Member shall be liable only to the extent of his, her or its Capital Contribution to the Company.

3.2.2. In accordance with the Act and the laws of the State of Wyoming, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. A Member who receives a distribution made by the Company in violation of this Agreement or the Act is liable to the Company for the amount of such distribution if the Company makes a claim for such amount within three (3) years of the distribution date.

3.3 Lack of Authority. Except as otherwise specifically provided in this Agreement, no Member (other than a Member in his or her capacity as a Manager or an officer of the Company) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures on behalf of the Company.

3.4 Units. The Company shall initially have Common Units. The Units issued hereunder shall not be certificated unless otherwise determined by the Board. Each Member’s interest in the Company, including such Member’s interest in income, gains, losses, deductions and expenses of the Company and the right to vote on certain matters as provided in this Agreement, shall be represented by the Common Units owned by such Member. The ownership of Units shall entitle each Member to allocations of profit and loss and other items and distributions of cash and other property as set forth in Article IV hereof. Each Common Unit shall entitle the Member owning such Unit to one vote on any matter voted on by Members as provided in this Agreement or as required by applicable law. The number and class of Units held by each Member is set forth on Schedule A attached hereto.

3.5 Issuance of Additional Units Generally. Subject to Section 5.2.1 and Section 10.8, the Board shall have the right to cause the Company to issue or sell to Members, Affiliates of Members or other Persons: (i) additional Units or other interests in the Company, (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other interests in the Company, and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other interests in the Company. Upon the acquisition of any Units or other interests in the Company by a Person who is not a Member, to the extent permitted hereunder such Person shall execute and deliver a counterpart of this Agreement and shall become a Member hereunder.

3.6 No Withdrawal. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.

3.7 [RESERVED]

3.8 Capital Contributions. Upon the execution of this Agreement, each Member shall contribute, or have previously contributed, to the capital of the Company the amount of capital in exchange for the number of Units set forth adjacent to such Member’s name on Schedule A attached hereto. Unless the Members unanimously approve otherwise, no Member shall be required to contribute additional capital to the Company beyond the Capital Contributions described in this Section 3.8.

3.9 Capital Accounts.

3.9.1. A separate capital account (“Capital Account”) shall be maintained for each Member. Each Member’s Capital Account shall consist of the amount of the Member’s Capital Contribution. Each Member’s Capital Account shall be increased by the amount of any additional money contributed by the Member to the Company; the net fair market value of any assets contributed by the Member to the Company; and allocations to the Member of any profits. Each Member’s Capital Account shall be decreased by the amount of any money distributed to the Member by the Company; the net fair market value of any assets distributed to the Member by the Company; allocations to the Member of any Company expenditures not deductible in computing Company taxable income and not properly chargeable to capital account; and allocations to the Member of any losses.

3.9.2. Capital Accounts shall be maintained and adjusted in accordance with the additional rules set forth in § 1.704-1(b)(2)(iv) of the Income Tax Regulations (the “Regulations”) adopted under the Code.

3.9.3. The “net fair market value” of an asset for purposes of this Section 3.9 shall be the fair market value of the asset net of any liabilities respecting the asset assumed by the Company (upon a contribution) or by the Members (upon a distribution), as the case may be, and any liabilities to which any such contributed or distributed assets are subject.

Article IV
DISTRIBUTIONS; ALLOCATIONS OF
PROFITS AND LOSSES

4.1 Generally. Subject to the provisions of the Act and Sections 4.2, 4.4, 4.5, and 5.2.1 of this Agreement, the Board shall have sole discretion regarding the amounts and timing of distributions to Members out of Cash Available for Distribution.

4.2 Distributions.

4.2.1. Operating Distributions. Distributions from Cash Available for Distribution shall be made in such amounts and at such times as declared by the Board, to the Members holding Units, pro rata in proportion to their relative number of such Units owned.

4.2.2. Capital Transaction Distributions. Distributions from Net Capital Proceeds shall be made when and as declared by the Board to the Members in the following order of priority:

(a) First, to all Members in proportion to their Unreturned Capital Contributions until the Unreturned Capital Contributions of all Members have been reduced to zero ($0); and

(b) Thereafter, to members of all classes pro rata in proportion to their ownership of units.

4.2.3. Liquidating Distributions. Distributions upon dissolution and liquidation of the Company shall be made to the Members in accordance with Section 11.2(g).

4.2.4. Closing Accounts Receivable. The Closing Accounts Receivable shall be $0.00. Pursuant to the MIPA, Excluded Assets (as defined in the MIPA) shall be assigned to TXC or its nominee or assigns.

4.3 Allocation of Profits and Losses. Except as explicitly provided elsewhere in this Agreement, the items of income, gain, loss or deduction of the Company comprising Net Income or Net Loss for a Fiscal Year shall be allocated to the Members in proportion to the number of Units owned by each Member.

4.4 Amounts Withheld. All amounts withheld pursuant to Section 13.12 from any distribution to a Member shall be treated as amounts distributed to such Member pursuant to this Article IV for all purposes under this Agreement.

4.5 Tax Distributions. The Company shall distribute to the Members, with respect to each Fiscal Year of the Company, an amount of cash that in the good faith judgment of the Board equals (a) the amount of taxable income, if any, allocable to the Members in respect of such Fiscal Year, multiplied by (b) the highest combined maximum federal, state and local income tax rate applicable to any Member to be applied with respect to such taxable income, with such distribution to be made to the Members in the same proportions that taxable income was allocated to the Members during such Fiscal Year. Any distributions made to a Member under this Section 4.5 shall be treated as an advance against any distributions to be made under Article 4.3.

4.6 Tax Allocations: Code Section 704(c)

4.6.1. The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and expenses among the Members, except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein.

4.6.2. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, deduction and expense with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution.

4.6.3. Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intent of this Agreement. Allocations pursuant to this Section 4.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, share of profits, losses, other items or Distributions pursuant to any provisions of this Agreement.

4.7 Compliance with Treasury Regulations. Allocations of income and losses among the Members shall be made in a manner so that such allocations have substantial economic effect in accordance with the tests therefor set forth in the Treasury Regulations promulgated under Section 704(b) of the Code. Accordingly, allocations not specifically provided for in this Agreement shall be made in such a manner as shall conform to the allocation rules and principals as set forth in such Treasury Regulations. The Board may amend the provisions of this Agreement if such amendment would not have a materially adverse effect on the Members and if, in the opinion of counsel for the Company, such amendment is advisable for purposes of complying with Section 1.704-1(b) or Section 1.704-2 of the Treasury Regulations, as may be amended or supplemented from time to time.

Article V
MANAGEMENT

5.1 Management by the Board of Managers. Except for situations in which the approval of the Members is required by this Agreement or by nonwaivable provisions of applicable law, and subject to the provisions of Section 5.2, (a) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Managers (the “Board”), and (b) the Board may make all decisions and take all actions for the Company not otherwise provided for in this Agreement; provided, however, that no Manager, solely in his or her capacity as such, shall have any power to act for, sign for or do any act that would bind the Company, unless the Board shall provide otherwise. Actions Requiring Certain Member Approval; Delegation of Authority and Duties; Manager Duties.

5.1.1. Notwithstanding anything in this Agreement to the contrary, without the unanimous consent of the Members, and subject to Section 10.8 the Board shall not cause the Company to, and the Company shall not:

(a) amend, alter or repeal the Articles, this Agreement, or any other organizational or governance documents of the Company;

(b) change the principal business or lines of business of the Company;

(c) change the name of the Company;

(d) create any new class of Units or change the rights or preferences of any of the Company’s existing Units;

(e) issue, or cause to be issued, any additional Units;

(f) redeem the Units of any Member;

(g) admit any other Person as an additional member;

(h) approve any Transfers of Units except as otherwise permitted in Article X of this Agreement;

(i) effect any merger, consolidation or reorganization with any other Person;

(j) dissolve, liquidate or wind-up the Company;

(k) amend any material accounting policy of the Company;

(l) initiate or settle litigation on behalf of the Company, undertake any course of defense in connection with any litigation, dispute or other proceeding brought against the Company, or settle any litigation, dispute or other proceeding concerning the Company;

(m) enter into any transaction or agreement between the Company and a Member of the Company or any Affiliate of the Company;

(n) make any capital expenditure that exceeds (i) on an individual basis, $1.00 any month, or (ii) on an aggregate basis during any three month period, $1.00;

(o) make any loan in excess of $1.00;

(p) incur, assume, refinance, extend, modify, or otherwise become liable with respect to any obligation for borrowed money in an aggregate amount that exceeds $1.00;

(q) incur any indebtedness arising from a loan by a Member, whether secured or unsecured;

(r) make or revoke any election to treat the Company as, or take any action that would cause the Company to be treated as, an entity other than a partnership for tax purposes;

(s) issue any guarantee of, or pledge any assets of, the Company;

(t) sell, transfer, license, lease or dispose of, or pledge or otherwise encumber, any assets of the Company having an aggregate book value that exceeds $1.00, whether in one transaction or a series of related transactions, but excluding all transactions occurring in the ordinary course of business;

(u) merge, convert or consolidate the Company or any subsidiary with or into another Person;

(v) acquire any equity securities of any entity;

(w) acquire any real property excluding inventory;

(x) acquire non-real property assets of any other Person for a purchase price that exceeds $1.00;

(y) establish a subsidiary or form or enter into a joint venture, partnership or similar relationship with any Person;

(z) effect any voluntary filing of a petition for bankruptcy or reorganization in respect of the Company, or any similar action under applicable laws and regulations;

(aa) execute, amend or terminate any agreement to transfer or license any intellectual property to or by the Company;

(bb) approve any operating budget, business plan or any other similar budget or business or strategic plan;

(cc) enter into any commitment to take any of the actions described in this Section 5.1.1;

(dd) determine the Cash Available for Distribution by the Company or declare or effect any dividend or distribution; or

(ee) execute, amend or terminate any agreement that contemplates payments by or to the Company in an aggregate amount that exceeds $1.00.

5.1.2. In the event of any deadlock with respect to any of the Company actions set forth in Section 5.2.1 that is not resolved after reasonable opportunities to discuss and consider in good faith, the Company shall continue to operate pursuant to the last-approved budget or business plan in the ordinary course of its business.

5.2 Term of Office. Each Manager on the Board shall serve until his or her resignation, death or removal pursuant to this Section 5.3. A Manager may be removed from the Board at any time, with or without cause, by the Members.

5.3 Vacancy; Resignation. In the event a Manager ceases to serve as a Manager, the resulting vacancy shall be filled by the Member who designated such Manager, and the vacancy shall remain vacant until the relevant Member elects to fill such vacancy. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Members. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

5.4 Board Approval; Voting; Quorum; Approval or Ratification of Acts or Contracts by Members. Subject to Section 5.2.1, all actions of the Board shall require the affirmative vote of a majority of votes cast by all of the Managers. Regular meetings of the Board shall be held at least annually. A Manager may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Company. A Manager’s presence at any meeting waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting. Any or all Managers may participate in any meeting by, or through the use of, any means of communication by which all Managers participating may simultaneously hear each other during the meeting, and any Manager so participating is deemed to be present in person at the meeting. The presence of all Managers is necessary for a quorum. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting, without prior notice and without a vote, if the action is consented to in writing and is signed by all of the Managers. Subject to the Member approval requirements set forth in Section 5.2.1, any Manager in its discretion may submit any act or contract for approval or ratification by the Board, and any act or contract that shall be approved or ratified by the Board, assuming that such act or contract has been approved by the Members if required by Section 5.2.1, shall be as valid and as binding upon the Company and upon all the Members as if it shall have been approved or ratified by every Member of the Company.

5.5 Reimbursement. The members of the Board shall be entitled to be reimbursed for reasonable out of pocket costs and expenses incurred in the course of its service hereunder.

5.6 Officers.

5.6.1. The Board may, from time to time, designate one or more persons to be officers of the Company. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular officers. As of the date hereof, the Board has not designated any officers or directors. Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, notwithstanding anything to contrary in this Agreement and subject to any specific delegation or restriction of authority and duties made to such officer by the Board. Each officer shall hold office until his or her successor shall be duly designated by the Board or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board. For the avoidance of doubt, to the extent any salary is paid to a Member, each Member will receive the same salary.

5.6.2. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Board whenever in its judgment the best interests of the Company shall be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Board.

Article VI
CONFIDENTIALITY

Each Member recognizes and acknowledges that he, she or it has and may in the future receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries, including but not limited to confidential information of the Company and its Subsidiaries regarding identifiable, specific and discrete business opportunities being pursued by the Company or its subsidiaries (the “Confidential Information”). Each Member (on his, her or its behalf and, to the extent that such Member would be responsible for the acts of the following persons under principles of agency law: its directors, officers, shareholders, partners, employees, agents and members) agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except (i) to authorized directors, officers, representatives, agents and employees of the Company or its subsidiaries and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby; (ii) to such Member’s auditors, attorneys or other agents; (iii) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Units held by such Member, or prospective merger partner of such Member or its Affiliates with the prior consent of the Board; or (iv) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that, in the event that any Member reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Article VI, such Member will (a) provide the Board with prompt notice before such disclosure so that the Board may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (b) cooperate with the Board or its designee in attempting to obtain such order or assurance. For purposes of this Article VI, “Confidential Information” shall not include any information which (w) such Person learns from a source other than the Company or its subsidiaries, who is not bound by a confidentiality obligation, (x) is generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement, or (y) is or has been independently developed or conceived by a Member without use of Confidential Information.

Article VII
EXCULPATION AND INDEMNIFICATION

7.1 Exculpation. No Manager shall be liable to the Company or to any Member for any loss suffered by the Company unless such loss is caused by a Manager’s willful misconduct, violation of law or material breach of this Agreement. No Manager shall be liable for errors in judgment or for any acts or omissions that do not constitute willful misconduct, violation of law or material breach of this Agreement. The Board may consult with counsel and accountants and any member, officer, employee or committee of the Company or other professional expert in respect of Company affairs, and provided each Manager acts in good faith reliance upon the advice or opinion of such counsel or accountants or other persons, such Manager shall not be liable for any loss suffered by the Company in reliance thereon.

7.2 Right to Indemnification for each Manager and Officers. Subject to the limitations and conditions as provided in this Article VII, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Manager or officer of the Company or, while a Manager or officer of the Company, is or was serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company, upon Board approval, to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Article VII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VII shall be deemed contract rights, and no amendment, modification or repeal of this Article VII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VII could involve indemnification for negligence or under theories of strict liability.

7.3 Advance Payment. The right to indemnification conferred in this Article VII shall include the right to be paid or reimbursed by the Company, upon Board approval, the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 7.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made (after Board approval has been obtained) only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Article VII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VII or otherwise.

7.4 Indemnification of Members, Employees and Agents. The Company, by adoption of a resolution of the Board, may indemnify and advance expenses to a Member, employee, or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to each of the Managers or officers of the Company under this Article VII.

7.5 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VII shall not be exclusive of any other right which a Manager, officer or other Person indemnified pursuant to Section 7.4 may have or hereafter acquire under any law (common or statutory), provision of the Articles or this Agreement, agreement, vote of Members or the disinterested Managers or otherwise.

7.6 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager, officer or agent of the Company or is or was serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited ability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VII.

7.7 Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Manager or any other Person indemnified pursuant to this Article VII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

Article VIII
TAXES

8.1 Tax Returns. The Board shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making any elections the Board may deem appropriate and in the best interests of the Members. Each Member shall furnish to the Board all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

8.2 Partnership Representative.

8.2.1. Frederick Kalei Cutcher shall be designated the “partnership representative” within the meaning of Section 6223(a) of the Code (the “Partnership Representative”) and shall be authorized to take any actions necessary under Treasury Regulations or other guidance to cause such designation (including the designation of any individual to act on behalf of any entity Partnership Representative as may be required under the Partnership Tax Audit Rules). The Company and each Member agrees that they shall be bound by the actions taken by the Partnership Representative, as described in Section 6223(b) of the Code; the Members consent to the election set forth in Section 6226(a) of the Code and agree to take any action, and furnish the Partnership Representative with any information necessary, to give effect to such election if the Partnership Representative decides to make such election; and any imputed underpayment imposed on the Company pursuant to Section 6232 of the Code (and any related interest, penalties or other additions to tax) that the Partnership Representative reasonably determines is attributable to one or more Members shall be promptly paid by such Members to the Company (pro rata in proportion to their respective shares of such underpayment) within fifteen (15) days following the Partnership Representative’s request for payment (and any failure to pay such amount shall result in a subsequent reduction in distributions otherwise payable to such Member plus interest on such amount calculated at the prime rate published in the Wall Street Journal at the determinative time plus two percent (2%)). The Partnership Representative shall keep each Member reasonably and promptly informed of any audits or administrative or judicial proceedings affecting or relating to the tax items of the Company, consult with the Members regarding the conduct of such audits or proceedings, and be required to obtain the prior written consent of the Required Member prior to entering into any agreement or settlement or making an election in relation to such audits or proceedings. For the avoidance of doubt, (i) the costs of any action taken by or on behalf of the Partnership Representative, the Company or their respective Affiliates pursuant to this paragraph shall be borne by the Member benefitting from any such action (together with the other Members similarly benefitting from such action as determined by the Partnership Representative in its reasonable discretion), (ii) the Partnership Representative will be entitled to rely conclusively on the advice of the Company’s independent accountant or other tax advisor in making any determination in respect of the Partnership Tax Audit Rules, and (iii) the Partnership Representative shall not be required to indemnify any Member or the Company with respect to any taxes incurred under the Partnership Tax Audit Rules.

8.2.2. Each Member shall provide to the Company upon request such information, forms or representations which the Partnership Representative may reasonably request with respect to the Company’s compliance with applicable tax laws, including, any information, forms or representations requested by the Partnership Representative to assist in obtaining any exemption, reduction or refund of any withholding or other taxes imposed by any taxing authority or other governmental agency upon the Company or amounts paid to the Company.

8.2.3. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 8.2 shall survive the termination or liquidation of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members following each such Member’s termination of its interest in the Company.

8.3 Tax Reports. The Company shall provide to each Member as promptly as practical after the end of each Taxable Year, the Company’s tax return and Form K-1 for such Taxable Year, and such other information as may be necessary for the preparation of each such Member’s United States federal and state income tax returns.

8.4 Income Tax Status. It is the intent of this Company and the Members that this Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Article IX
BOOKS, REPORTS AND COMPANY FUNDS

9.1 Maintenance of Books. The Company shall use commercially reasonable efforts to keep books and records of accounts as may be required. The Fiscal Year shall be the accounting year of the Company.

9.2 Informational Rights. The Board shall keep the Members reasonably informed on a timely basis of any material fact, information, litigation, employee relations or other matter that could reasonably be expected to have a material impact on the operations or financial position of the Company, including, but not limited to, any modification of any loan or other financing to the Company.

Article X
TRANSFERS

10.1 Assignment by Members. No Member shall be permitted to Transfer all or a portion of such Member’s Units except subject to, and in compliance with, this Article X. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. In connection with the Transfer of any Units, the Member holding such Units shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer and the Board may, but is not obligated to, require prior to approving any Transfer, an opinion of counsel, which (to the Board’s reasonable satisfaction) is knowledgeable in securities law matters, to the effect that such Transfer of Units may be effected without registration of such Units under the Securities Act. A Member shall not Transfer any Units until the proposed transferee has agreed in writing to be bound by the conditions set forth in this Section 10.1, and a transferee shall be admitted to the Company as a Member only following the approval of the Board and upon execution of a counterpart signature page to this Agreement. Any Transfer by any Member of any Units or other interests in the Company in contravention of this Agreement shall be invalid, null, void and ineffectual and shall not bind or be recognized by the Company or any other party.

10.2 Permitted Transfers. A Transfer by any Member of all or any portion of such Member’s Units to a holding company that is wholly owned by one or more Members of the Company is a Permitted Transfer exempt from the requirements of Sections 10.3-10.4. Otherwise, no Transfer by any Member of all or any portion of such Member’s Units shall be permitted except as otherwise provided for in this Article X.

10.3 Right of First Refusal

10.3.1. Prior to any proposed Transfer of Units to any Person, the transferring Member shall deliver to the Company and the other Members a written notice (the “Offer Notice”) specifying in reasonable detail the number of Units to be transferred, the identity of the transferee(s), the price (which shall be payable solely in cash) and the other terms and conditions of the proposed Transfer. The Company may elect to purchase all or any portion of the Units proposed to be Transferred upon the terms and conditions specified in the Offer Notice by delivering to the transferring Member a written notice of such election within the ten (10) day period following the Company’s receipt of the Offer Notice (the “Company Election Period”). The purchase of such Units by the Company shall be consummated within thirty (30) days following expiration of the Company Election Period.

10.3.2. In the event that the Company does not elect to purchase all of the Units described in the Offer Notice, it shall give written notice of the same (the “Company Notice”) on or prior to the expiration of the Company Election Period to Members holding Units and other than the Member proposing to Transfer Units (“Offeree Members”), and the Company shall deliver a copy of such notice to the transferring Member. The Offeree Members may then elect to purchase collectively all or any portion of such Units pro rata among themselves based on their respective holdings of Units, upon the terms and conditions specified in the Offer Notice. On or before the tenth (10th) day following receipt of the Company Notice (the “Member Election Period”), each Offeree Member may submit to the transferring Member such Member’s election to purchase Units described in the Offer Notice and the number of such Units that such Member wishes to purchase (collectively, the “Members’ Notices”). Following the Member Election Period and receipt of the Members’ Notices (if any), if the Members’ Notices collectively evidence elections by the other Members to purchase at least the number of Units described in the Offer Notice, then such Units shall be allocated among such Offeree Members that deliver Members’ Notices, as nearly as practicable, as follows: to each such Member a number of Units equal to the lesser of (a) the number of Units described in such Member’s Members’ Notice and (b) a number of Units equal to the number of Units described in the Offer Notice multiplied by a fraction, the numerator of which is the aggregate number of Units owned by such electing Member and the denominator of which is the sum of Units owned by all electing Members that provide Members’ Notices. The purchase by electing Offeree Members pursuant to this Section 10.3.2 shall be consummated within thirty (30) days following expiration of the Member Election Period.

10.3.3. In the event that neither the Company nor the Offeree Members elect to purchase all of the Units described in the Offer Notice in accordance with this Section 10.3.3, the transferring Member may Transfer all of the Units covered by the Offer Notice to the transferee(s) specified in the Offer Notice on terms no more favorable to such transferee(s) than those specified in the Offer Notice; provided that, in connection with any such Transfer, each transferee shall agree in writing to be bound by the provisions of this Agreement. Any unsold Units not transferred within such sixty (60) day period shall again be subject to Section 10.2 in connection with any proposed Transfer thereof.

10.4 Right of Repurchase Upon Involuntary Transfer. In the event of any Involuntary Transfer by a Member, the Company shall have the right, but not the obligation, to purchase all, but not less than all, of the affected Member’s Units at Fair Market Value  (the “Repurchase Right”). For a period of sixty (60) days after an Involuntary Transfer, the Company may exercise its Repurchase Right by delivering written notice to the affected Member, who shall be obligated to Transfer the Units. The Company shall thereafter purchase all of the affected Member’s Units by delivering in cash the purchase price consideration in the amount of the Fair Market Value of the affected Member’s Units within fifteen (15) days of the Company’s exercise of the Repurchase Right.

10.5 Substituted Member.

10.5.1. An assignee of any Units or other interests in the Company of a Member, or any portion thereof, shall become a substituted Member entitled to all the rights of a Member if and only if the assignor gives the assignee such right and the Board has granted its prior written consent to such assignment and substitution, which consent may be withheld in the sole discretion of the Board.

10.5.2. The Company and the Board shall be entitled to treat the record owner of any Units or other interest in the Company as the absolute owner thereof and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as a written assignment of such Units or other interest in the Company, which assignment is permitted pursuant to the terms and conditions of Section 10.1 hereof, has been received and accepted by the Board and recorded on the books of the Company.

10.5.3. Upon the admission of a substituted Member, the records of the Company shall be amended to reflect the name, address and Units and other interests in the Company of such substituted Member and to eliminate the name and address of and other information relating to the assigning Member with regard to the assigned Units and other interests in the Company.

10.6 Effect of Assignment.

10.6.1. Any Member who shall assign any Units or other interest in the Company shall cease to be a Member of the Company with respect to such Units or other interest and shall no longer have any rights or privileges of a Member with respect to such Units or other interest, including the ability to appoint any Managers it previously may have had.

10.6.2. Any Person who acquires in any manner whatsoever any Units or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company of such Person was subject to or by which such predecessor was bound.

10.7 Effect of Incapacity. Except as otherwise provided herein, the Incapacity of a Member shall not dissolve or terminate the Company. In the event of such Incapacity, the executor, administrator, guardian, trustee or other personal representative of the Incapacitated Member shall be deemed to be the assignee of such Member’s Units or other interests in the Company and may, subject to Section 10.1, become a substituted Member upon the terms and conditions set forth in Section 10.6.

10.8 Nonpermitted Transfers. Notwithstanding anything to the contrary in this Article X, the Member shall not Transfer (as defined herein) any of its membership units, other than to TXC, or its assignee, pursuant to the Collateral Assignment (attached to the MIPA as Exhibit H), nor amend this Agreement, until the Company and its Member has satisfied all conditions and obligations under the MIPA and other Transaction Documents, including, but not limited to, the full payment and satisfaction of the TK Secured Note and Seller Secured Note (as defined in the MIPA).

Article XI
DISSOLUTION, LIQUIDATION AND TERMINATION

11.1 Dissolution. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(a) the unanimous written consent of the Board to dissolve the Company; or

(b) the entry of a decree of judicial dissolution of the Company under the Act;

The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company.

11.2 Liquidation and Termination. On dissolution of the Company, the Board shall act as the liquidator or may appoint one or more Members as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator shall cause the notice described in the Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(c) the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation and all amounts owed to Members of the Company) or otherwise make adequate provision for payment and discharge thereof;

(d) the liquidator shall make reasonable provision to pay all contingent, conditional or unmatured contractual claims known to the Company;

(e) the liquidator shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company, which is the subject of a pending action, suit or proceeding to which the Company is a party;

(f) the liquidator shall make such provision as will be reasonably likely to be sufficient for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company after the date of dissolution; and

(g) all remaining assets of the Company shall be distributed to the Members in the following order of priority:

(i) First, to all Members in proportion to their Unreturned Capital Contributions until the Unreturned Capital Contributions of all Members have been reduced to zero ($0);

(ii) Second, to all of the Members in proportion to their positive Capital Account balances, until all positive Capital Account balances have been reduced to zero ($0); and

(iii) Third, any remaining assets of the Company shall be distributed to the Members in proportion to the number of Units held by each.

All distributions in kind to the Members shall be made subject to the liability of each distrubutee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination, and those costs, expenses and liabilities shall be allocated to the distributee pursuant to this Section 11.2. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 11.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all of the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

11.3 Cancellation of Articles. On completion of the distribution of Company assets as provided herein, the Company shall be terminated, and any Manager (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Wyoming, and take such other actions as may be necessary to terminate the Company.

Article XII
VALUATION

The “Fair Market Value” of any Unit or other securities issued by the Company or any non-cash assets shall mean the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such Unit or other securities issued by the Company or any non-cash assets in an arm’s length transaction, determined as of the applicable reference date in good faith by the Board, taking into consideration all factors it deems relevant; provided that the “Fair Market Value” of any Units shall not be subject to any lack of liquidity, minority interest or other similar discounts as might otherwise be applicable under generally accepted appraisal and valuation standards and will be determined based on the amount such Units would be entitled to receive pursuant to Section 11.2(g) if proceeds were distributed by the Company in an amount equal to the then-current Fair Market Value of the Company. In the event that the Board, acting in good faith, cannot agree on the Fair Market Value of any Unit, the Board shall unanimously select an independent third-party Person to conduct a valuation of the respective Unit with such valuation, except such valuation shall not be subject to any lack of liquidity, minority interest, or other similar discount using generally accepted appraisal and valuation standards.

Article XIII
GENERAL PROVISIONS

13.1 MIPA Obligations. All obligations of the Company and restrictions set forth in the MIPA, and other Transaction Documents, including, but not limited to, terms and conditions set forth in Section 2.4 titled Lease of the Property, are incorporated by reference into this Agreement.

13.2 Offset. Whenever the Company is to pay any sum to any Member, any amounts that such Member owes to the Company may be deducted from that sum before payment.

13.3 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, by email or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the Person to receive it. All notices, requests, and consents to be sent to a Member must be sent to or made at the address given for that Member on such Member’s signature page to this Agreement, or such other address as that Member may specify by notice to the other Members. Any notice, request, or consent to the Company or the Board must be given to the Board at the following address:

Global Technologies LTD

8 Campus Drive, Suite 105

Parsippany, NJ 07054

Whenever any notice is required to be given by law, the Articles or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.4 Entire Agreement. This Agreement constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

13.5 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

13.6 Amendment or Modification. Except as otherwise provided herein, and subject to Section 10.8 of this Agreement, this Agreement may be amended or modified from time to time by a written instrument adopted by the Board. Any amendment or waiver that is required or approved in accordance with this Section 13.5 shall be binding upon all existing and future holders of Units. Notwithstanding anything herein to the contrary, this Agreement may be amended without the consent of any of the Members to (i) update Schedule A to reflect any changes in the ownership of Units or (ii) remove or correct any scrivener’s error contained in this Agreement.

13.7 Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

13.8 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF WYOMING, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Articles or any mandatory provision of the Act, the applicable provision of the Articles or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

13.9 Submission to Jurisdiction; Venue. The parties (a) unconditionally consent to the exclusive jurisdiction of the state and federal courts having jurisdiction in Wyoming, over any legal proceeding arising out of or relating to this Agreement, (b) stipulate that a proper and convenient venue for any legal proceeding arising out of or relating to this Agreement is Wyoming, for a state court proceeding, or for a federal court proceeding, and (c) waive any defense, whether asserted by motion or pleading, that Wyoming, is an improper or inconvenient venue.

13.10 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

13.11 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company or for any rights to information from the Company provided under the Act.

13.12 Power of Attorney. Each of the undersigned Members does hereby constitute and appoint each of the Managers and the liquidator with full power to act without the others (subject to the provisions of Article V hereof), as such Member’s true and lawful representative and attorney-in-fact, in such Member’s name, place and stead, to make, execute, sign, acknowledge and deliver or file in such form and substance as is approved by the Board and the Required Member, as applicable, in accordance with this Agreement (a) all instruments, documents and certificates which may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the Company, or to qualify or continue the qualification of the Company in the State of Wyoming and in all jurisdictions in which the Company may conduct business or own property, and any amendment to, modification to, restatement of or cancellation of any such instrument, document or certificate, and (b) all conveyances and other instruments, documents and certificates which may be required to effectuate the dissolution and termination of the Company approved in accordance with the terms of this Agreement. The powers of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable, and shall survive the death, disability, incompetency, bankruptcy, insolvency or termination of any Member and the Transfer of all or any portion of such Member’s Units, and shall extend to such Member’s heirs, successors, assigns, and personal representatives.

13.13 Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company is obligated to pay any amount to a governmental agency (or otherwise makes a payment) because of a Member’s status or otherwise specifically attributable to a Member (including, without limitation, federal withholding taxes with respect to foreign Persons, state personal property taxes, state unincorporated business taxes, etc.), then such Member (the “Indemnifying Member”) shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). The amount to be indemnified shall be charged against the Indemnifying Member, and, at the option of the Board, either:

(a) promptly upon notification of an obligation to indemnify the Company, the Indemnifying Member shall make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid shall not be treated as a Capital Contribution), or

(b) the Company shall reduce distributions which would otherwise be made to the Indemnifying Member, until the Company has recovered the amount to be indemnified (and, the amount withheld shall not be treated as a Capital Contribution).

13.14 Notice to Members of Provisions. By executing this Agreement, each Member acknowledges that it has actual notice of (i) all of the provisions hereof (including, without limitation, the restrictions on Transfer set forth in Article X) and (ii) all of the provisions of the Articles.

13.15 Counterparts. This Agreement may be executed in multiple counterparts (including by means of PDF or telecopied signature page) with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

13.16 Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

* * * *

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement as of the date first set forth above.

MEMBER:
Global Technologies, LTD

By:	Frederick Kalei Cutcher, CEO

Schedule A

Member	Units	Percentage Interest Capital Contribution
Global Technologies, Ltd	2,500,000 Common Units	100%; TBD As of the date of this Agreement

EXHIBIT A

MIPA